Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:47 PM 03/21/2007 FILED 01:47 PM 03/21/2007 SRV 070343931 – 0195525 FILE

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GREIF, INC.

Greif, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of Delaware (the “GCL”), hereby certifies as follows: (a) the resolution set forth below was duly adopted by the Board of Directors of the Company pursuant to Section 242 of the GCL at a meeting duly called and held on December 5,2006; and (b) such resolution was duly adopted by the holders of a majority of the Company’s outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, pursuant to Section 242 of the GCL at a meeting of the stockholders of the Company duly called and held on February 26, 2007, pursuant to Section 222 of the GCL. The resolution is as follows:

Increase in Authorized Common Stock

“RESOLVED, that the first paragraph of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation be amended in its entirety and replaced by the following:

FOURTH: The total number of authorized shares of the capital stock of this Corporation is one hundred and ninety seven million one hundred and twenty thousand (197,120,000), divided into two classes, namely: Class A Common Stock and Class B Common Stock, all of which shall be without nominal or par value. The total number of shares of such Class A Common Stock authorized is one hundred twenty eight million (128,000,000) shares, without nominal or par value. The total number of shares of such Class B Common Stock authorized is sixty nine million one hundred and twenty thousand (69,120,000) shares, without nominal or par value. The description of said classes of stock and the designations, preferences and restrictions, if any, and the voting powers or restrictions or qualifications of such Class A Common Stock and Class B Common stock are as follows:

The remainder of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation shall remain unchanged.”

This certificate has been signed by Michael J. Gasser, the Chairman and Chief Executive Officer of the Company, on March 15, 2007.

/s/ Michael J. Gasser
Michael J. Gasser, Chairman,
Chief Executive Officer and President